Exhibit  99.1

Network Installation Declares 2 For 1 Forward Stock Split; Announces New Ticker Symbol


IRVINE, Calif., September 20 /PRNewswire-FirstCall/ -- Network Installation Corp. (OTC Bulletin Board: NWIS - News) a provider of IT communications
                               ----     ----
solutions, announced today that its Board of Directors has approved a 2 for 1 forward stock split, to be distributed to all shareholders of record as of September 20th , 2004. Shareholders of record will receive 1 additional share of common stock for every 1 share of common stock held. The Company also announced that it will begin trading under the new ticker symbol "NWKI" (OTC Bulletin
Board:  NWKI  -  News)  effective  September  20,  2004.
        --       ----

Network Installation CEO Michael Cummings stated, "Over the past year and a half, we have experienced tremendous progress with our growth and are pleased to share this success with our shareholders. I believe the actions of our management team have always been consistent with maximizing shareholder value and it will continue to be our primary focus. He added, "We are excited regarding the future outlook of Network Installation and remain committed to evaluating opportunities for continued growth."


About  Network  Installation  Corp.
-----------------------------------

     Network Installation Corp. provides communications solutions to the Fortune 1000, Government Agencies, Municipalities, K-12 and Universities and Multiple Property Owners. These solutions include the design, installation and deployment of data, voice and video networks as well as wireless networks and Wi-Fi. Through its wholly-owned subsidiary Del Mar Systems International, Inc., the Company also provides integrated telecom solutions including Voice over Internet Protocol (VoIP) applications. Network Installation maintains branch offices in Irvine, Gold River and San Marcos, CA; Las Vegas, NV, and Seattle, WA. To find out more about Network Installation Corp. (OTC Bulletin Board: NWIS), visit our website at www.networkinstallationcorp.net. The Company's public financial
             -------------------------------
information  and  filings  can  be  viewed  at  www.sec.gov.
                                                -----------

Forward  Looking  Statements

      This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of wireless networks or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

 SOURCE  Network  Installation  Corp.

Michael Novielli, Chairman, Network Installation Corp., mnovielli@networkinstallationcorp.com, +1-203-791-3838; or Malcom McGuire, CCRI Group, 1-800-828-0406, for Network Installation Corp.